CENTERPLATE ANNOUNCES
TAX TREATMENT OF 2007 COMMON STOCK DISTRIBUTIONS
Stamford, Conn., January 23, 2008 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today announced the tax treatment of its 2007 cash payments on the common stock component of its Income Deposit Securities (IDSs).
Each IDS unit is comprised of one share of common stock and a subordinated note. In 2007, the company paid out approximately $0.79 per unit as a distribution on the common stock component of the IDS and approximately $0.77 per unit in interest income.
Based on U.S. federal income tax laws, the 2007 distributions on the common stock will be treated as a return of capital. Please consult your tax advisor for your individual treatment. Generally, a distribution treated as a return of capital should reduce the tax basis in your IDS.
Please consult your tax advisor if you have questions about proper tax treatment of amounts reported on Form 1099.
CUSIP # – 15200E 20 4 – Centerplate’s IDSs
CUSIP # – 15200E 10 5 – Centerplate’s Common Stock
CUSIP # – 92873P AA3 – Centerplate’s Subordinated Notes
For more information contact:
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
Centerplate, Inc., with its principal executive office in Stamford, CT, is a leading provider of food and related services including concessions, catering, and merchandise services in approximately 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.